UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2024

ADC Therapeutics SA

(Exact Name of Registrant as Specified in Its Charter)

Switzerland (State or Other Jurisdiction of Incorporation)	001-39071 (Commission File Number)	N/A (IRS Employer Identification Number)

Biopôle Route de la Corniche 3B 1066 Epalinges Switzerland (Address of Principal Executive Offices) (Zip Code)	+41 21 653 02 00 (Registrant’s Telephone Number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares, par value CHF 0.08 per share	ADCT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 C.F.R. §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 C.F.R. §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to the Loan Agreement

On January 16, 2024, the Company and certain of its subsidiaries entered into the First Amendment (the “Amendment”) to the loan agreement and guaranty, dated August 15, 2022, among the Company, its subsidiaries party thereto, the lenders party thereto and Blue Owl Opportunistic Master Fund I, L.P., as administrative agent and collateral agent (the “Credit Agreement”). The Amendment, among other things, (i) provides that, with respect to certain out-licensing arrangements for preclinical compounds and certain technologies that provide gross cash proceeds exceeding $75 million (as compared to $50 million prior to the Amendment), the Company will only be required to use 25% (as compared to 30% prior to the Amendment) of gross cash proceeds from such arrangements to repay the outstanding borrowings under the Credit Agreement and (ii) requires the Company achieve minimum levels of ZYNLONTA net sales in the United States (the “Revenue Covenant”), tested on a quarterly basis, with minimum amounts increasing from $45.5 million for the prior three quarter period ending June 30, 2024 to $67.7 million for the prior four quarter period ending June 30, 2026 to $90.0 million for the prior four quarter period ending June 30, 2028 to $94.2 million for the prior four quarter period ending June 30, 2029. The Revenue Covenant is subject to a customary cure right in favor of the Company, which may be exercised by making certain prepayments. The cure right may be exercised up to three times during the term of the Credit Agreement but no more than two cure rights may be exercised in consecutive quarters. The Revenue Covenant does not have to be tested for any quarter where the 30-day average market capitalization is at least $650 million. In addition, the lenders to the Credit Agreement consented to certain potential reorganization transactions to facilitate a change in the Company’s jurisdiction of incorporation. The Company believes that the Amendment provides additional flexibility to pursue out-licensing arrangements for preclinical compounds and technologies, while adding a ZYNLONTA net sales covenant that it expects to be able satisfy. In addition, on January 16, 2024, the lenders to the Credit Agreement waived potential non-financial events of default that were alleged to have occurred thereunder. The foregoing description of the Amendment is not complete and is qualified in its entirety by the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference into this description.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the Company’s ability to comply with the net sales covenant contained in the Amendment and to enter into out-licensing arrangements. Forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time such statements are made. Such statements are subject to known and unknown risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: the Company’s ability to obtain and maintain regulatory approval for ZYNLONTA; the Company’s ability to successfully commercialize ZYNLONTA and future revenue; the availability and scope of coverage and reimbursement for ZYNLONTA; the substantial competition in the industry; the outcome and results of ongoing or planned clinical trials or pre-clinical research programs; the Company’s ability to identify and execute out-licensing arrangements and the amount of monies received from the same; and those identified in the “Risk Factors” section of the Company’s Annual Report on Form 20-F and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	First Amendment to the Loan Agreement and Guaranty, dated January 16, 2024, among ADC Therapeutics SA, ADC Therapeutics (UK) Limited, ADC Therapeutics America, Inc., the lenders party thereto and Blue Owl Opportunistic Master Fund I, L.P., as administrative agent and collateral agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Therapeutics SA
Date: January 19, 2024
	By:	/s/ Peter J. Graham
	Name:	Peter J. Graham
	Title:	Chief Legal Officer